Exhibit 99.1

Retrophin Names Laura M. Clague as Chief Financial Officer

New York, NY (November 17, 2014) – Retrophin, Inc. (NASDAQ: RTRX) today announced the appointment of Laura M. Clague, CPA as Senior Vice President and Chief Financial Officer, effective immediately. Ms. Clague will manage the Company’s financial operations from its San Diego office. She is replacing Marc Panoff, who will remain for a mutually agreed upon transition period.

Ms. Clague brings to Retrophin more than 30 years of experience as a financial executive. Most recently, she served as Chief Financial Officer of the San Diego and Ohio operations of Amylin Pharmaceuticals, Inc., after its acquisition by Bristol-Myers Squibb for $7 billion, and subsequent divestiture to AstraZeneca. During her tenure at Amylin, Ms. Clague managed its transition from an R&D company to a commercial biopharmaceutical company with multiple marketed products by building a financial infrastructure to support and facilitate growth. Prior to the acquisition by Bristol-Myers Squibb, Ms. Clague was the Vice President, Corporate Controller and Principal Accounting Officer of Amylin for 10 years. During this time, she also served as the Chief Financial Officer of Amylin’s collaboration with Eli Lilly and Company that was responsible for products with $500+ million in annual net reported revenue.

“We’re delighted to welcome Laura to lead our financial operations as we enter into the next phase of our transition,” said Stephen Aselage, Chief Executive Officer of Retrophin. “Laura’s invaluable talents and experience will help continue to strengthen Retrophin’s financial foundation as we focus on our new strategic priorities and accelerate growth.”

“I’m thrilled to be joining Retrophin at such a pivotal time for the company,” said Ms. Clague. “This is a great opportunity to contribute to Retrophin’s growth and I look forward to helping the company generate significant value for shareholders.”

Earlier in her career, Ms. Clague held financial roles at Sony Electronics, Inc., Cubic Corporation and KPMG. She currently serves on the board of directors of LRAD Corporation. Ms. Clague is a Certified Public Accountant in the State of California, and received a B.S. in Business Administration from Menlo College.

Retrophin also announced the grant of an inducement award to Ms. Clague pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules in connection with her employment with Retrophin. In connection with her employment, Ms. Clague was granted an inducement award consisting of a stock option to purchase 100,000 shares of common stock, which will vest in 12 equal quarterly installments over three years. The stock option is subject to the terms and conditions of Retrophin’s 2014 Incentive Compensation Plan. The stock option grant was effective today, and will have an exercise price equal to today’s closing price of Retrophin’s common stock on the NASDAQ Global Market. The award was granted as an inducement material to Ms. Clague’s employment pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules.

About Retrophin

Retrophin is a pharmaceutical company focused on the development, acquisition and commercialization of drugs for the treatment of serious, catastrophic or rare diseases for which there are currently no viable options for patients. The Company’s approved products include Chenodal®, Thiola® and Vecamyl®, and its pipeline includes compounds for several catastrophic diseases, including focal segmental glomerulosclerosis (FSGS), pantothenate kinase-associated neurodegeneration (PKAN), schizophrenia, infantile spasms, nephrotic syndrome and others. For additional information, please visit www.retrophin.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, regarding the research, development and commercialization of pharmaceutical products. Without limiting the foregoing, these statements are often identified by the words “may”, “might”, “believes”, “thinks”, “anticipates”, “plans”, “expects”, “intends” or similar expressions. No forward-looking statement can be guaranteed. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s filings with the Securities and Exchange Commission.